Exhibit 5.1

Jackson L. Morris

Attorney at Law

Admitted in Florida and Georgia

January 3, 2024

Board of Directors

Simson Wellness Tech. Corp.

No.35-4, Jalan 8/146, Bandar Tasik Selatan,

57000 Kuala Lumpur, Malaysia

Gentlemen:

I have acted, at your request, as special counsel to Simson Wellness Tech. Corp., a Nevada corporation, (“Simson”) for the purpose of rendering an opinion as to the legality of 3,000,000 shares of Simson’ common stock, $0.0001 par value per share, to be offered and distributed by Simson and 7,448,800 shares of Simson common stock to be offered and distributed by selling stockholders (in the aggregate, “Shares”) pursuant to a prospectus included in a registration statement to be filed under Section 6 the Securities Act of 1933, as amended, by Simson with the U.S. Securities and Exchange Commission (the “SEC”) on Form S-1 for the purpose of registering the offer and sale of the Shares.

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, true copies of the Articles of Incorporation and all amendments thereto of Simson, the Bylaws of Simson, selected proceedings of the board of directors of Simson authorizing the offer, sale and issuance of the Shares, a current draft of the Offering Statement, certificates of officers of Simson and of public officials, the form of stock certificate, and such other documents of Simson and of public officials as I have deemed necessary and relevant to the matter opined upon herein. Simson has not appointed a transfer agent. I have assumed, with respect to persons other than directors and officers of Simson, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares to be offered and distributed by Simson are duly authorized and when, as and if issued and delivered by Simson against payment therefore at a price $1.00 per share, as described in the Registration Statement, will be legally issued, fully paid and non assessable; and, that the Shares to be offered and distributed by selling stockholders are duly authorized, legally issued, fully paid, and non assessable.

I have not been engaged to examine, nor have I examined, the Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-1, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I consent to the use of my opinion as an exhibit to the Registration Statement and to the reference thereto under the heading “Legal Matters” in the prospectus and in the “Index To Exhibits And Description Of Exhibits” in Part II of the Registration Statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris

126 21st Avenue SE ♦ St. Petersburg, Florida 33705-2827

Phone: (813) 892-5969 ♦ b Fax: 800-310-1695

Email: jackson.morris@rule144solution.com ♦ jackson.morris@verizon.net

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